Exhibit 10.12

Certain information in this document, marked by brackets [****], has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

Global Access Commitments Agreement

This Global Access Commitments Agreement (including all appendices, exhibits and attachments hereto, the “Agreement”) is entered into as of September 1, 2021 (“Effective Date”), by and among the Bill & Melinda Gates Foundation, a Washington charitable trust that is a tax-exempt private foundation (the “Foundation”), Exscientia Limited (registered number 13483814), a private limited company incorporated in England and Wales (the “Company”) and Exscientia AI Limited, (registered number SC428761), a private limited company incorporated under the laws of Scotland that is a wholly-owned subsidiary of the Company (“Exscientia”), in connection with the investment by the Foundation of Thirty-Five Million dollars (US$35,000,000) (the “Foundation Investment”) in American Depositary Shares of the Company. The Foundation is making the Foundation Investment to induce the Company and Exscientia to perform the Global Access Commitments set forth herein, and the Company and Exscientia acknowledge and agree that they would not undertake such Global Access Commitments absent the Foundation Investment. The Foundation Investment will be made in accordance with the Subscription Agreement dated September 1, 2021 (the “Investment Agreement”), this Agreement, and any additional agreements executed in connection therewith (collectively, and together with any additional agreements that may be executed in connection with the Foundation Investment, in each case as amended from time to time in accordance with their terms, the “Investment Documents”). The Foundation Investment is conditioned upon the execution and delivery of the applicable Investment Documents by the parties thereto and the Foundation obtaining a written legal opinion from tax counsel that the Foundation Investment will qualify as a program-related investment under the Code.

In consideration of the Foundation making the Foundation Investment on the terms and conditions stated herein and in the Investment Documents, and for other good and valuable consideration, the parties hereto hereby irrevocably agree as follows:

1.            Definitions. For the purposes of this Agreement the following terms have the meanings indicated.

“Acquisition Transaction” means (a) the acquisition, directly or indirectly, after the date of this Agreement, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of securities of the Company or Exscientia possessing more than 50% of the total combined voting power of all outstanding voting securities of the Company or Exscientia, as applicable, (b) a merger, consolidation or other similar transaction involving the Company or Exscientia, except for a transaction in which the holders of the outstanding voting securities of the Company or Exscientia, as applicable, immediately prior to such merger, consolidation or other transaction hold, in the aggregate, securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger, consolidation or other transaction, or (c) an assignment, sale, transfer or exclusive license of all or substantially all of the Company’s or Exscientia’s assets, whether by merger, stock transfer, or otherwise.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Additional Projects” has the meaning set forth in Section 3(a)(iv).

“Affiliate” means, as to any person or entity, any person or entity that, directly or indirectly, controls, is controlled by or is under common control with such person or entity at any time and for so long as that control exists, where “control” (for purposes of this definition of “Affiliate” only) means having the decision-making authority as to the person or entity and, further, control will be deemed to exist where a person or entity owns more than 50% of the equity (or that lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) entitled to vote regarding composition of the board of directors or other body entitled to direct the affairs of the person or entity.

“Agreement” has the meaning set forth in the introductory paragraph.

“AI Platform” means (a) the proprietary coding, software, mathematical or probabilistic models that predict the likelihood of compounds being active against a specified biological target or having a particular ADMET parameter, automated design algorithms, evolutionary design algorithms, active learning algorithms, an integrated structural database, and structure-based design programs, in each case which are controlled by the Company or any of its Affiliates and which comprise the Company’s or any of its Affiliate’s artificial intelligence-based drug discovery platform; and (b) any enhancement, refinement, modification or improvement to any technology falling within the scope of (a); but in all events the “AI Platform” excludes the data, information and other output generated through the use of the foregoing items in (a) and (b) above, including identification of compounds and associated data and information.

“Antiviral Product” means any product developed by the Company or any of its Affiliates to treat the Target Diseases and Conditions.

“Antiviral Program” means collectively the Initial Antiviral Projects, any Additional Projects, and the Foundation grant Investment ID INV-031996 (GPP COVID-19 CTA: AI-accelerated discovery of a Mpro inhibitors), including further development, and any and all associated compounds, compound designs, data, documentation, test results, or other information that is owned or controlled, by the Company or its Affiliates, as further described below.

“Background IP” means all Intellectual Property acquired, licensed, made, conceived or first reduced to practice by or for Exscientia, the Company or any of their respective Affiliates prior to commencement or independent of the Antiviral Program. For clarity the portions of the Platform Technology made, conceived or first reduced to practice prior to commencement or independent of the Antiviral Program is included within Exscientia and Company Background IP.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as amended from time to time, and any successor statute.

“Charitability Default” has the meaning set forth in Section 5(b).

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Charitable Purpose” has the meaning set forth in Section 2(a).

“Claim” has the meaning set forth in Section 13.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“COGS” means, with respect to an Antiviral Product, the Company’s and Exscientia’s fully burdened manufacturing and sales costs, which shall include: (a) all costs incurred in manufacturing such product; (b) all amounts paid to suppliers of any applicable ingredients or materials with respect to such product, (c) all costs incurred in connection with the storage, testing, shipment (including freight), packaging, labelling, warehousing or customs clearance for any such product; (d) any insurance costs with respect to such product; (e) all overhead and employee expenses directly and reasonably incurred by the Company and Exscientia in connection with the manufacturing, marketing or distribution of any such product in Developing Country markets (including regulatory and licensing costs); and (f) all sales taxes, duties and tariffs incurred by the Company and Exscientia in the manufacture, distribution and sale of such product in Developing Countries. In no event shall COGS include costs covered by any Antiviral Program-related funding provided by the Foundation (including the Foundation Investment), any Foundation-Supported Entity, or other non-dilutive government, multilateral organization, or public sector funding.

“Company” has the meaning set forth in the introductory paragraph.

“Developing Countries” means those countries described as “Developing Countries” on Appendix A.

“Dispute” has the meaning set forth in Section 19.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Escrow Agent” has the meaning set forth in Section 3(i)(iii).

“Escrow Agreement” has the meaning set forth in Section 3(i)(iii).

“Escrowed Materials” has the meaning set forth in Section 3(i)(iii).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exercise Event” has the meaning set forth in Section 3(i)(ii).

“Existing Agreements” means the existing collaboration or license agreements of the Company set forth on Appendix B.

“Exscientia” has the meaning set forth in the introductory paragraph.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Fair Market Value” means (a) if the Foundation Securities are freely tradable, the closing price of the Foundation Securities on the most recent day the Foundation Securities were traded on the applicable exchange prior to the closing date of the redemption or purchase or (b) if the Foundation Securities are not freely tradable, the then current fair market value as determined by a mutually agreed upon (such agreement not to be unreasonably withheld) independent third-party appraiser.

“Foundation” has the meaning set forth in the introductory paragraph.

“Foundation Investment” has the meaning set forth in the introductory paragraph.

“Foundation Securities” has the meaning set forth in Section 5(c).

“Foundation-supported Entity” means an entity selected by the Foundation for participation in a project that receives funding, directly or indirectly, from the Foundation, collaborates with the Foundation, or both, for the purpose of accomplishing the Foundation’s charitable objectives.

“Funded Developments” means the Intellectual Property made, conceived or first reduced to practice by or on behalf of Exscientia or the Company in connection with the Antiviral Program. For clarity (a) Antiviral Products and (b) the portions of the Platform Technology made, conceived or first reduced to practice in connection with the Antiviral Program is included within Funded Developments.

“Global Access” means that (a) knowledge gained using the Foundation’s funding is promptly and broadly disseminated and (b) the products and technologies developed or supported with the Foundation’s funding will be made available and accessible at an affordable price to people most in need in Developing Countries.

“Global Access Commitments” has the meaning set forth in Section 3.

“Global Health License” has the meaning set forth in Section 3(i)(i).

“Indemnitees” has the meaning set forth in Section 13.

“Initial Antiviral Projects” has the meaning set forth in Section 3(a)(i).

“Intellectual Property” means all (a) technology and other subject matter, including all: inventions (whether or not patentable), discoveries, machines, equipment, tangible compositions of matter, devices, articles of manufacture, assays, biological, chemical or physical materials and other similar materials, processes, formulae, designs, methods, techniques, procedures, concepts, developments, data (including pharmacological, toxicological and clinical information and test data, and related reports, statistical analyses, expert opinions and the like), information, know-how, works of authorship, computer applications, software, files, databases, documentation, reports and regulatory submissions, drawings, lists and other proprietary, non-public or confidential information, documents or materials in any media; and (b) Intellectual Property Rights.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Intellectual Property Rights” means all rights, privileges and priorities provided under federal, state, foreign and multinational law, including any and all: (a) rights under any of the following, whether existing now or in the future: (i) a domestic, international or foreign patent, utility model, design registration, certificate of invention, patent of addition or substitution, or other governmental grant for the protection of inventions or industrial designs anywhere in the world, including any reissue, renewal, re-examination or extension thereof; and (ii) any application for any of the foregoing, including any international, provisional, divisional, continuation, continuation-in-part, or continued prosecution application; (b) copyrights and copyright registrations; (c) trade secrets and other rights in know-how; (d) sui generis protections for databases and other rights in data as intangible property; and (e) rights in trademarks, logos, service marks and other indicia of origin, all goodwill associated therewith and all applications and registrations with respect thereto.

“Investment Agreement” has the meaning set forth in the introductory paragraph.

“Investment Documents” has the meaning set forth in the introductory paragraph.

“Joint Steering Committee” has the meaning set forth in Section 3(f)(i).

“Minimum Purchase Price” means the original purchase price per share for the Foundation Securities, as adjusted for any conversion, share dividend, share split, combination or other similar recapitalization or share capital reorganization.

“Outbreak” has the meaning set forth in Section 3(e)(i).

“Platform Technology” means the Intellectual Property acquired, licensed, made, conceived or first reduced to practice by or on behalf of the Company, Exscientia or one of their respective Affiliates relating to research, development, clinical, regulatory, manufacturing, commercialization, service and support, and distribution capabilities in respect of small molecule therapeutics and other products, whether such Intellectual Property exists as of the Effective Date or is later acquired, licensed, made, conceived or first reduced to practice by the Company, Exscientia or any of their respective Affiliates.

For clarity, the Platform Technology includes the AI Platform but the Global Health License will not apply to the AI Platform.

“Required Quantities” has the meaning set forth in Section 3(e)(i).

“SAR” has the meaning set forth in Section 3(g)(ii).

“Securities Act” means the Securities Act of 1933, as amended.

“Target Diseases and Conditions” means the diseases and conditions set forth on Appendix C, subject to amendment as set forth on Appendix C.

“TPP” has the meaning set forth in Section 3(a)(iv).

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Use” means to reproduce, modify, have modified, create and have created derivative works of, distribute, manufacture, use, sell, offer for sale, import and otherwise dispose of, commercialize and otherwise exploit.

“Withdrawal Right” has the meaning set forth in Section 5(c).

2.            Charitable Purpose; Use of Proceeds.

(a)            Charitable Purpose. The Foundation is making the Foundation Investment as a “program-related investment” within the meaning of Section 4944(c) of the Code. The Foundation’s primary purpose in making the Foundation Investment is to further significantly the accomplishment of the Foundation’s charitable purposes, including the relief of the poor, distressed and underprivileged, the advancement of science, and the promotion of health by accelerating the development of lifesaving and low-cost drugs, vaccines, therapeutics and diagnostics to reduce the burden of disease in Developing Countries in furtherance of its mission to help all people lead healthy, productive lives (collectively, the “Charitable Purpose”). In furtherance of the Charitable Purpose, the Foundation requires that the innovations, products and information developed with its funding be created and managed to ensure Global Access can be achieved. In furtherance of the Charitable Purpose, the Foundation Investment in the Company will secure the Global Access Commitments set forth below.

(b)            Use of Proceeds. The Company through its subsidiary, Exscientia, will use the proceeds from the Foundation Investment solely in furtherance of the Charitable Purpose to conduct the Initial Antiviral Projects as described below. The proceeds from the Foundation Investment will not be required to be segregated in a separate account nor required to be used for dedicated employees or facilities.

3.            Global Access Commitments.

As a condition to the Foundation making the Foundation Investment and to ensure satisfaction of the Charitable Purpose, the Company and Exscientia agree to the following (collectively “Global Access Commitments”):

(a)            Conduct of Antiviral Program; Initial Antiviral Projects.

(i)            Exscientia will diligently establish and conduct the Antiviral Program, beginning with the Initial Antiviral Projects. The “Initial Antiviral Projects” means a four (4) year, $70 million program to apply the Platform Technology to research, discover, and develop small molecule anti-infective therapeutics for future pandemic preparedness, with a specific focus on developing therapeutics that can be applied against multiple species of coronaviridae, influenza, and paramyxoviridae. Exscientia will dedicate a team of at least [****], to conduct the Initial Antiviral Projects and will conduct the Initial Antiviral Projects in accordance with the Scope of Work in Appendix D.

(ii)           The Company, through its subsidiary, Exscientia, will use the proceeds from the Foundation Investment solely to fund the Initial Antiviral Projects and in addition will provide $35 million in matching contributions, through both in-kind support and funding for third-party activities. Exscientia will provide quarterly reports that specify the nature and amounts of the in-kind support and funding for third-party activities provided by Exscientia with respect to the Initial Antiviral Projects, and will provide such additional information as the Foundation may reasonably request to confirm these amounts. For clarity, the Initial Antiviral Projects will not include funding from prior grants of the Foundation or require additional funding from the Foundation other than the Foundation Investment to support the Company’s or Exscientia’s internal or third-party activities.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(iii)          The Company and Exscientia will be free to share the compounds and data from the Antiviral Program with other internal programs conducted by the Company or Exscientia or any of their respective Affiliates, provided that neither the Company nor Exscientia will grant to a third-party any license or other rights or enter into any arrangements or agreements or otherwise take any actions that would limit or restrict the Foundation’s right to continue with further development or any other Global Access Commitments, including with respect to the Funded Developments and Antiviral Products.

(iv)          In addition to the Initial Antiviral Projects, if requested by the Foundation, Exscientia will utilize the Platform Technology and data collected in the Antiviral Program to diligently conduct up to two “Additional Projects” proposed at the discretion of the Foundation or a Foundation-supported Entity. Each Additional Project will be conducted by the Company and Exscientia utilizing the Platform Technology to research and develop a drug or other product with respect to any Target Disease and Condition selected by the Foundation. If the Foundation requests Exscientia to conduct an Additional Project, the Company and Exscientia will negotiate in good faith with the Foundation or a Foundation-Supported Entity designated by the Foundation to reach agreement upon a scope of work and Target Product Profile (“TPP”) for the Additional Project. Each Additional Project will be funded and conducted pursuant to the Foundation’s standard funding terms and processes, which would include a proposal prepared in good faith by the Company and Exscientia describing the relevant work to be conducted by the Company and Exscientia and other related documents acceptable to the Foundation.

(v)          As part of the Antiviral Program, prior to the initiation of phase 2 clinical studies of any Antiviral Product, Exscientia will develop a plan in consultation with the Foundation to minimize delays in availability of Antiviral Products in Developing Countries versus non-Developing Countries. Such a plan should outline activities to facilitate World Health Organization Pre-Qualification, emergency use authorization(s), or other relevant regulatory approvals for Developing Countries, and manufacturing activities such as stockpiling or identification and qualification of potential manufacturing partners with cGMP standards verified by a competent stringent regulatory authority.1

(vi)         After Exscientia has completed the initial scope of work for the Initial Antiviral Projects, the Foundation will have the right, at its sole discretion, to provide grant funding (directly or through a Foundation-supported Entity) to advance the Antiviral Products through development, manufacturing, commercialization and distribution of a final product in accordance with the applicable TPP, in accordance with Section 3(b) below, provided that any such additional grant funding will be in the Foundation’s discretion and subject to execution of grant documents for such projects in accordance with the Foundation’s standard grant making process.

1 https://www.who.int/initiatives/who-listed-authority-reg-authorities/SRAs

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(vii)         Exscientia will use the same level of diligence, efforts, resources, time, and expediency in conducting the Antiviral Program and Outbreak Response as Exscientia uses with respect to the research and development, manufacturing, regulatory approval and commercialization of any other Exscientia products at a similar stage in development, including Exscientia’s lead commercial products intended for markets other than in Developing Countries, including using the same level of diligence with respect to the identification and training of manufacturing partners, technology transfer to partners in a way that minimizes COGS, and delivery in Developing Countries that Exscientia uses in markets other than Developing Countries.

(b)            Further Development.

(i)            Following completion of the initial scope of work for the Initial Antivirals Projects or an Additional Project, if the Foundation requests the Company and/or Exscientia to conduct further development, modifications, or clinical trials with respect to the Antiviral Products, the Company and Exscientia will negotiate in good faith with the Foundation or a Foundation-Supported Entity designated by the Foundation to reach agreement upon a project plan, which may include work to be undertaken, responsibilities, participation by other parties, timelines and milestones, project management, contributions in-kind and funding requirements, a commercialization plan, and any additional Global Access commitments. The specific level of funding responsibilities for the additional work will be mutually agreed in good faith in a written agreement between the parties. In no event will the Foundation be responsible for any amount of such funding that would constitute a taxable expenditure under Treasury Regulation 53.4945-6(a)-(b). Any additional work may be divided into milestones or phases. The Foundation will have the right, at its sole and absolute discretion, to continue providing funding (directly or through a Foundation-supported Entity) to advance the Antiviral Products through to product launch of a final product for the purpose of enabling Global Access. For the avoidance of doubt, if the Foundation elects to proceed with further development it will provide additional funding as described herein.

(ii)           If the Company or Exscientia elects to conduct further development of an Antiviral Product without additional funding from the Foundation, the Company and/or Exscientia, as applicable, will not grant to a third-party any rights or enter into any arrangements or agreements or otherwise take any actions that would limit or restrict the Foundation’s right to continue with further development or the Global Access Commitments, including with respect to the Funded Developments and Antiviral Products.

(c)            Intellectual Property Rights. The Company and Exscientia represent and covenant that the Company and/or Exscientia has and will continue to have all necessary rights to the Platform Technology, Funded Developments and Background IP (including all Intellectual Property Rights and other right in data, confidential information, know-how, and other Intellectual Property) needed to perform the Global Access Commitments and grant the licenses hereunder.

(d)            Pricing and Volume Commitments. The Company and Exscientia agree that they will make all Antiviral Products available in Developing Countries (i) at a price [****] and (ii) in quantities meeting or exceeding those set forth in the applicable statement of work (or other applicable Global Access agreements between the Foundation and the Company and/or Exscientia). It is understood that no party will be expected to undertake sales of an Antiviral Product at a loss.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(e)            Outbreak Response.

(i)            In the event of an emerging or declared public health crisis either in Developing Countries as determined by a relevant governmental entity, multilateral organization or by mutual agreement of the parties (an “Outbreak”), if requested by the Foundation, the Company and Exscientia will agree to make available in Developing Countries relevant Antiviral Products, through their own manufacturing or existing out-licensing arrangements with other manufacturers, in sufficient quantities to meet reasonably expected demand in Developing Countries (“Required Quantities”).

(ii)           If the Company and Exscientia cannot manufacture the Required Quantities plus the volumes reasonably expected outside Developing Countries through their own manufacturing or existing out-licensing arrangements with other manufacturers, then the Company and Exscientia will work with the Foundation or a Foundation-Supported Entity designated by the Foundation to develop a manufacturing and/or licensing plan to produce the Required Quantities. The specific level of funding responsibilities for the manufacturing and/or licensing plan will be decided as mutually agreed in good faith in a written agreement between the parties.

(iii)          It is understood that in the event of an Outbreak, the pricing and volume commitments in Section 3(d) will apply. It is further understood that in the event of an Outbreak, available capacity for the relevant Antiviral Product will be allocated to Developing Countries (in aggregate) at a percentage of available capacity that is [****], for each quarter of production for the duration of the Outbreak.

(iv)          If the Antiviral Product does not meet the COGS criteria outlined in the applicable TPP, the Company will make a good faith effort to consider donations of the Antiviral Product to Developing Countries.

(f)            Joint Steering Committee.

(i)            The Company and the Foundation will each designate [****] individuals who are subject matter experts to be part of a joint steering committee (the “Joint Steering Committee”) that will provide a forum to review and discuss the overall scientific strategy, progress toward goals and changes to the scope of work, based on agreed upon criteria of each project in the Antiviral Program. At the start of the Initial Antiviral Projects, the Company will designate [****] as its Joint Steering Committee representatives. Additional non-voting representatives may attend based on specific agenda topics.

(ii)           The Joint Steering Committee will review the Company’s and Exscientia’s data, portfolio progress, and recommendations and the following decisions will be subject to the Joint Steering Committee’s authorization: (1) criteria for target prioritization, (2) prioritization of targets, (3) selection of initial compounds for each viral family, (4) criteria for hit selection, (5) criteria for selection of CROs and network assay partners, (6) selection of targets and whole-cell assays for antiviral efficacy evaluation, (7) screening strategy and assay specifications, (8) prioritization of final hits, (9) criteria for lead selection, (10) preclinical models, (11) selection of final leads, (12) project transitions, and (13) development, partnering, and Intellectual Property strategy and agreements.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(iii)          The Company and Exscientia will manage the pipeline of hits and leads such that there is an appropriate balance of projects and resources to deliver [****] lead candidates [****] and will prioritize leads based on their ability to meet the TPP criteria, including activity against multiple species within virus families. The pipeline and leads will be reviewed by the Joint Steering Committee and must be acceptable to the Joint Steering Committee (such acceptance not to be unreasonably withheld).

(iv)          The Joint Steering Committee will meet at least once each calendar quarter via teleconference or videoconference and at least once annually in-person, if feasible, for the duration necessary to conclude the Initial Antiviral Projects, Additional Projects, and corresponding further development of related Antiviral Products. With the agreement of both parties and subject to the execution of appropriate confidentiality agreements, third parties may be invited from time to time to participate in certain Joint Steering Committee discussions. Decisions made at the Joint Steering Committee must be approved by a majority of the representatives of the Foundation and a majority of the representatives of the Company. If the members of the Joint Steering Committee from both parties cannot reach mutual agreement on a decision that this Agreement specifies shall be made by the Joint Steering Committee, then such matter will be resolved in accordance with the dispute resolution procedure set forth in Section 19.

(g)            Publication; Access to Data and Information. The Company and Exscientia will (in addition to the publication requirements of any other agreements with the Foundation):

(i)            publish the results and information developed in connection with the Antiviral Program within a reasonable period of time after such information or results are obtained, subject to reasonable delays or limitations on content of such publications that are necessary to protect Intellectual Property Rights covering the Platform Technology itself. Subject to the preceding sentence, all publications must be made in accordance with “open access” terms and conditions consistent with the Foundation’s Open Access Policy (available at: http://www.gatesfoundation.org/How-We-Work/General-Information/Open-Access-Policy), which may be modified from time to time;

(ii)            promptly provide to the Foundation access to all data, results, and information regarding the Antiviral Program (such data and information will include, but not be limited to: disease and target KnowledgeGraphs, HotSpot target assessment data, structural domains, “stage 2” structure-activity-relationship (“SAR”) data, three-dimensional structural models, lists of proposed compounds proposed for synthesis, SAR data for all synthesized compounds (including chemical structure, biological assay data on potency, cell activity, physical properties, absorption, distribution, metabolism, and excretion and pharmacokinetic data), and MERIT data. Such data, results and information will be updated quarterly and maintained in a database/repository that the Foundation can fully access;

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(iii)          promptly provide to the Foundation rights to share such data and information regarding the Antiviral Program, and the reasonably contemplated use of the Platform Technology for the Antiviral Program, subject to the reasonable need to protect confidential information and to avoid untimely public disclosures that may bar access to patent protection or public disclosures that may undermine trade secret protection; and

(iv)          make a good faith effort to negotiate and agree to a Confidential Disclosure Agreement and share data and information regarding the Antiviral Program with the to-be-established Pandemics Antiviral Discovery partnership.

(h)            No Inconsistent Rights. Subject to the Existing Agreements, neither the Company nor Exscientia will grant to a third-party any rights or enter into any arrangements or agreements that would limit or restrict the Foundation’s ability to exercise its rights or the Company’s or Exscientia’s ability to perform its obligations under this Agreement (including the licenses granted in this Agreement). The Foundation will not be required to take any action or enter into any arrangement or agreement that would limit or restrict the Foundation’s ability to exercise its rights under this Agreement.

(i)            Global Health License.

(i)            Global Health License. Each of the Company, Exscientia and their respective Affiliates hereby grants the Foundation and/or Foundation-supported Entities (at the Foundation’s option and election) a worldwide, exclusive (except as to Company and Exscientia, as well as with respect to Background IP, for which this license shall be non-exclusive), non-terminable, irrevocable, perpetual, royalty-free, fully paid up license (with the right to grant and authorize sublicenses) under all Intellectual Property Rights (other than any Intellectual Property Rights existing in, or which come into existence in, the AI Platform) owned, controlled or in-licensed by the Company, Exscientia or any of their respective Affiliates to Use the Funded Developments and Background IP for the purpose of researching, developing, manufacturing, using, selling, offering for sale, distributing, importing, and otherwise disposing of, commercializing and otherwise exploiting Antiviral Products for the purpose of benefiting people in Developing Countries (“Global Health License”). The Global Health License is a presently granted license. If an Exercise Event as described in Section 3(i)(ii) below occurs, all rights and licenses granted under or pursuant to this Agreement by the Company, Exscientia or any of their respective Affiliates are, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code and any similar law or regulation in any other country, licenses of rights to "intellectual property" as such term is defined in Section 101(35A) of the Bankruptcy Code. The parties agree that all Intellectual Property Rights licensed hereunder are part of the "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code subject to the protections afforded the non-terminating party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country. For clarity, the Global Health License does not grant the Foundation a license or any other right to Use the AI Platform. The Company and Exscientia represent and warrant that the Funded Developments do not and will not embody any Intellectual Property Rights that are embodied in the AI Platform and no such Intellectual Property Rights are reasonably required for the Use of the Funded Developments. If third party Intellectual Property is included within the rights granted under this Section 3(i), the Company shall be responsible for any royalties or other consideration owed with respect to the Use thereof in exercise of the foregoing license.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(ii)           Exercise Events. The Foundation will not exercise its rights under the Global Health License (including its sublicensing rights) unless at least one of the following occurs (each, an “Exercise Event”):

(A)            a Charitability Default; or

(B)            the Company or Exscientia (including any successors or assigns or the Affiliates of the Company or Exscientia, or their respective successors or assigns) (i) institutes any bankruptcy, insolvency, appointment of a receiver and/or trustee or reorganization (in either case for the release of financially distressed debtors), general assignment for the benefit of creditors, winding-up, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction or any such proceeding is instituted against the Company or Exscientia which remains undismissed or unstayed for a period of [****] or (ii) ceases to conduct business in the ordinary course or is determined to no longer be a going concern.

If either the Foundation, the Company or Exscientia becomes aware of an Exercise Event, it will promptly notify the other parties in writing of the occurrence of such Exercise Event; provided that failure by the Foundation to provide such notice will not affect the Foundation’s rights hereunder.

(iii)          Escrow. Within [****] after the Effective Date, the Company and Exscientia shall (A) negotiate with a third party escrow agent mutually acceptable to the Company and the Foundation (the “Escrow Agent”) an escrow agreement by and among such Escrow Agent, the Company, Exscientia and the Foundation (the “Escrow Agreement”) and (B) deposit with the Escrow Agent, pursuant to such Escrow Agreement, the Intellectual Property covered by the Global Health License, including the data, results, and information referenced in Section 3(g)(ii) and samples of synthesized compounds (collectively, the “Escrowed Materials”). The release conditions to be set forth in the Escrow Agreement will be the same as an Exercise Event. The Company and Exscientia shall update the Escrowed Materials quarterly. The Escrow Agreement will include a process to enable verification of the Escrowed Materials and updates thereto by the Foundation. The Foundation will have the right to obtain release of any of the Escrowed Materials from the Escrow Agent at any time following a Charitability Default to the extent necessary to enable the Foundation to exercise the Global Health License.

(j)             Cooperation; Technology Transfer. In connection with the exercise of the Global Health License, each of the Company and Exscientia will take further actions, including Intellectual Property transfer (subject to appropriate confidentiality obligations), as would be commercially reasonable industry practice at the time with respect to providing a biotechnology license to a third party, to accommodate that the Foundation, the Foundation’s sublicensees, and/or the relevant Foundation-supported Entity can effectively exercise the Global Health License and use the related technology and manufacture the relevant products if an Exercise Event occurs (including the right to reference regulatory filings related to the applicable Antiviral Products).

(k)            Duration of Global Access Commitments. The Global Access Commitments will be ongoing and will continue for as long as the Foundation exists.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

4.            Survival of Global Access Commitments.

In the event of (i) an Acquisition Transaction, or (ii) the sale, exclusive license, or other transfer of the Platform Technology or the Funded Developments, the Global Access Commitments will survive and be assumed in full by the purchaser, transferee, licensee, or acquirer and the Company and Exscientia will take all action necessary to ensure such assumption. Prior to signing the definitive agreement with respect to a transaction described in the previous sentence, the Company and Exscientia will allow the Foundation to review the provisions of the written agreement with such third-party that relate to the assumption of the Global Access Commitments to confirm that the Global Access Commitments will survive and be assumed by the third-party and will continue to be directly enforceable by the Foundation. For clarity, notwithstanding anything to the contrary in this Agreement, the Foundation’s rights hereunder that exist on the date of the Acquisition Transaction or sale, exclusive license, or other transfer of the Platform Technology or the Funded Developments will not be terminated by any such transaction.

In addition, at the earlier to occur of (a) the agreement by the Company or Exscientia with a third party on the key terms of an Acquisition Transaction or the sale, exclusive license, or other transfer of the Platform Technology or the Funded Developments or (b) [****] prior to the closing of an Acquisition Transaction the sale, exclusive license, or other transfer of the Platform Technology or the Funded Developments, the Company will provide the Foundation with written notice of the proposed Acquisition Transaction or sale, license or other transfer.

5.            Withdrawal Right.

(a)            The Withdrawal Right described and defined in this Section 5 will be triggered only as a result of a Charitability Default.

(b)            A “Charitability Default” means that the Company or Exscientia (i) is in material breach of any of the Global Access Commitments, including the failure to conduct the Antiviral Program as described herein, other than for reasons of technical or scientific failure not within the control of the Company or Exscientia and not known to the Company or Exscientia at or before closing of the Foundation Investment, (ii) fails to comply with the restrictions in Sections 2 and 8 of this Agreement on the use of proceeds from the Foundation Investment, or (iii) fails to comply with the other related U.S. legal obligations set forth in this Agreement, including the requirements set forth in Sections 6, 10, and 11. Each party agrees to promptly notify the other party in writing if it becomes aware of a Charitability Default and the Company and Exscientia will thereafter promptly provide to the Foundation a proposed strategy to remedy the Charitability Default. Notwithstanding the foregoing, the Foundation will not lose any rights or remedies solely as a result of a failure to notify the Company or Exscientia after it becomes aware of a Charitability Default.

(c)            If the Company or Exscientia fails to cure the Charitability Default within [****] of the occurrence thereof, and if the Foundation holds any securities of the Company issued in connection with the Foundation Investment, including securities issued in respect of or upon conversion or exercise of such securities (collectively, the “Foundation Securities”), the Company will have the obligation, if requested by the Foundation, to (i) repurchase all of the Foundation Securities at a price per share equal to the greater of the Minimum Purchase Price or the Fair Market Value, or (ii) locate a third-party that will purchase the Foundation Securities at price per share equal to the greater of the Minimum Purchase Price or the Fair Market Value ((i) and (ii), the “Withdrawal Right”). If the Company is unable to repurchase all of the Foundation Securities, and no third party purchases the Foundation Securities, then the Company will use its best efforts to effect the Withdrawal Right, consistent with the Code and applicable law, as soon as practicable.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(d)            If at the time of a Charitability Default the Foundation Securities consist of a class of securities of the Company that (i) is registered under section 12 (or any successor provision) of the Securities Exchange Act of 1934, as amended, (ii) is not subject to restrictions from trading under the Securities Act or state securities laws and (iii) is listed on a U.S. national securities exchange and the Company is current in filing its financial reports and other required filings with the Securities and Exchange Commission, then the Company may elect to satisfy the Withdrawal Right by registering the resale of the Foundation Securities on an effective registration statement filed under the Securities Act and keeping the registration statement continuously effective under the Securities Act until the earlier of (x) the date all of the Foundation Securities have been sold and (y) the date that is [****] following the effective date of the registration statement; provided that the Company shall not be obligated to register the resale of the Foundation Securities if the Foundation can sell the Foundation Securities to the public under Rule 144 of the Securities Act without volume limitations. If the Company elects to satisfy the Withdrawal Right pursuant to this provision and the Foundation receives less than the Minimum Purchase Price, then the Company will pay the Foundation as soon as practicable the difference between the amount received by the Foundation as a result of the sale of the Foundation Securities on the securities exchange and the amount of the Minimum Purchase Price. The Company shall pay all registration and other fees and expenses incident to the performance of or compliance with this provision, including the legal fees of a single counsel to the Foundation.

(e)            During the period when the Company is unable to exercise its obligation to repurchase or find a purchaser of the Foundation Securities, the Company will not pay dividends on any of its shares, repurchase the shares of any other shareholder of the Company (excluding repurchases of shares from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof) or otherwise make any other distribution to any other shareholder of the Company (other than ordinary shares or share options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Company).

(f)            Notwithstanding any exercise of the Withdrawal Right by the Foundation, the Foundation’s rights under the Global Access Commitments will survive.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

6.            Required Reporting; Audit Rights.

(a)            In addition to reports required to be delivered to the Foundation under the Investment Documents and Section 3(g) above, the Company and Exscientia will furnish, or cause to be furnished, to the Foundation the following reports and certifications:

(i)            within [****] after the end of each of the Company’s and Exscientia’s fiscal years during which the Foundation owns any securities in the Company, a certificate from the Company and Exscientia signed by an officer of the Company and Exscientia and substantially in the form attached to this Agreement as Appendix E, certifying that the requirements of the Foundation Investment set forth in this Agreement were met during the immediately preceding fiscal year, describing the use of the proceeds of the Foundation Investment, the in-kind support and funding for third-party activities provided by the Company and Exscientia with respect to the Initial Antiviral Projects and evaluating the Company’s and Exscientia’s progress toward achieving the Global Access Commitments;

(ii)            within [****] after the end of the Company’s and Exscientia’s fiscal year during which the Foundation ceases to own any securities in the Company, a certificate from the Company and Exscientia signed by an officer of the Company and Exscientia and substantially in the form attached to this Agreement as Appendix F, certifying that the requirements of the Foundation Investment set forth in this Agreement were met during the term of the Foundation Investment, describing the use of the proceeds of the Foundation Investment, the in-kind support and funding for third-party activities provided by the Company and Exscientia with respect to the Initial Antiviral Projects and evaluating the Company’s and Exscientia’s progress toward achieving the Global Access Commitments;

(iii)            any other information respecting the operations, activities and financial condition of the Company and Exscientia as the Foundation may from time to time reasonably request to discharge any expenditure responsibility, within the meaning of Sections 4945(d)(4) and 4945(h) of the Code, of the Foundation with respect to the Foundation Investment, and to otherwise monitor the charitable benefits intended to be served by the Foundation Investment. The Foundation will reimburse the Company and Exscientia for any reasonable third-party expenses incurred by the Company or Exscientia in order to prepare any information they are required to prepare solely as a result of this Section 6(a)(iii); and

(iv)            full and complete financial reports of the type ordinarily required by commercial investors under similar circumstances to the extent required pursuant to Treasury Regulation 53.4945-5(b)(4).

(b)            At the Foundation’s reasonable request, the Company and Exscientia will provide the Foundation with a summary of scientific data and progress to date on the Antiviral Program and any Platform Technology related to the foregoing, and the considerations made by the Company and Exscientia with respect to accessibility, affordability and cost-effectiveness of the applicable Antiviral Products for the benefit of people in Developing Countries, in addition to the information that may be required under any grant agreements or other funding agreements.

(c)            Without limiting the foregoing, at the Foundation’s request, the Company and Exscientia will permit the Foundation or its representatives to inspect (at a reasonable time and location) the scientific records of the Company and Exscientia relating to the Antiviral Program and any Antiviral Products with due regard to the reasonable need to protect trade secrets covering the Platform Technology.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(d)            The Company and Exscientia shall maintain books and records adequate to provide such information as is necessary to document the use of the Foundation Investment in compliance with Treasury Regulations section 53.4945-5(b)(4), as amended from time to time and the in-kind support and funding for third-party activities provided by the Company and Exscientia with respect to the Initial Antiviral Projects. The Company and Exscientia will retain such books and records for [****] after the Foundation ceases to hold Company securities and will make such books and records available to the Foundation at reasonable times to enable the Foundation to monitor and evaluate how the Foundation’s funds have been used.

(e)            The Company and Exscientia will permit employees or agents of the Foundation at any reasonable time and upon reasonable prior notice, during normal business hours, to examine or audit the Company’s and Exscientia’s books and accounts of record, in each case at the Foundation’s expense to audit the Company’s and Exscientia’s compliance with the use of the Foundation Investment and the Global Access Commitments; provided that the Foundation will not conduct any such audit more than [****]. If the Company or Exscientia maintains any records (including computer-generated records and computer software programs for the generation of such records) in the possession of a third party, then in connection with any audit described in the preceding sentence, the Company and Exscientia, upon request of the Foundation, will notify such party to permit the Foundation access to such records in connection with such audit, all at the Foundation’s expense.

7.            Assignment.

Notwithstanding anything in this Agreement or any Investment Document to the contrary, the Foundation will have the right to assign this Agreement or transfer the Foundation Securities to (a) any successor charitable organization of the Foundation from time to time that is a tax-exempt organization as described in Section 501(c)(3) of the Code, or (b) any tax-exempt organization as described in Section 501(c)(3) of the Code controlled by one or more trustees of the Foundation, provided that Exscientia has provided its prior written consent (which it will not unreasonably withhold, condition or delay). The Foundation will notify the Company of any such assignment, including the identity of the assignee, in a timely manner. For the avoidance of doubt, if the Foundation transfers the Foundation Securities as permitted by this Section 7, the Foundation may assign to any such transferee all of its rights attached to such Foundation Securities, including the Withdrawal Right.

8.            Prohibited Uses.

Neither the Company nor Exscientia will expend any proceeds of the Foundation Investment to carry on propaganda or otherwise to attempt to influence legislation, to influence the outcome of any specific public election or to carry on, directly or indirectly, any voter registration drive, or to participate or intervene in any political campaign on behalf of or in opposition to any candidate for public office within the meaning of Section 4945(d) of the Code. The proceeds of the Foundation Investment will not (a) be earmarked to be used for any activity, appearance or communication associated with the activities described in the foregoing sentence, nor (b) be intended for the direct benefit, and will not benefit, any person having a personal or private interest in the Foundation, including descendants of the founders of the Foundation, or persons related to or controlled by, directly or indirectly, such private interests.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

For the avoidance of doubt, the Company will not use the funds received from the Foundation to pay a dividend or redeem shares.

9.            Disqualified Person.

Neither the Company nor (to the best knowledge of the Company) any stockholder of the Company is a “disqualified person” with respect to the Foundation (as the term “disqualified person” is defined in Section 4946(a) of the Code). The Foundation does not, and one or more disqualified persons with respect to the Foundation do not, directly or indirectly, control the Company.

10.            Anti-Terrorism.

Neither the Company nor Exscientia will use any portion of the Foundation Investment, directly or indirectly, in support of activities (a) prohibited by U.S. laws related to combatting terrorism; (b) with persons on the List of Specially Designated Nationals (www.treasury.gov/sdn) or entities owned or controlled by such persons; or (c) in or with countries or territories against which the U.S. maintains comprehensive sanctions (currently, Cuba, Iran, Syria, North Korea, and the Crimean Region of Ukraine), including paying or reimbursing the expenses of persons from such countries or territories, unless such activities are fully authorized by the U.S. government under applicable law and specifically approved by the Foundation in its sole discretion.

11.            Anti-Corruption and Anti-Bribery.

Neither the Company nor Exscientia will offer or provide money, gifts, or any other things of value directly or indirectly to anyone in order to improperly influence any act or decision relating to the Foundation or any activities contemplated by this Agreement, including by assisting any party to secure an unlawful advantage. Training and information on compliance with these requirements are available at www.learnfoundationlaw.org.

12.            Public Reports; Use of Name.

The Foundation may include information about this investment in its periodic public reports and may make the investment public at any time on its web page and as part of press releases, public reports, speeches, newsletters and other public documents, and to the extent required by applicable law or regulation. Any announcement of the Foundation Investment by any other party, including the Company or Exscientia, their representatives, directors, stockholders, members, agents, or any investor, will require the Foundation’s prior written approval.  Such parties will also obtain the Foundation’s prior written approval for any other use of the Foundation’s name or logo in any respect; provided, however, that the Company may use the Foundation’s name for any uses that have been pre-approved in writing by the Foundation.  Notwithstanding the foregoing, the Foundation’s name and logo will not be used by any party in any manner to market, sell or otherwise promote the Company or Exscientia, or their products, services and/or business.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

13.            Indemnification.

Exscientia will indemnify, hold harmless, and defend the Foundation and its co-chairs, trustees, directors, officers, and employees (collectively, the “Indemnitees”) from and against any and all third party causes of action, claims, suits, legal proceedings, judgments, settlements, damages, penalties, losses, liabilities and costs (including reasonable attorneys’ fees and costs) (each a “Claim”) finally awarded to such-third party by a court of competent jurisdiction against any of the Indemnitees or agreed to as part of a monetary settlement of the Claim and arising out of or relating to (a) bodily injury or death directly caused by the activities or omissions of the Company or any Company Affiliate, relating to the conduct of the Antiviral Program or the development of the Funded Developments (including any failure to comply with applicable laws, regulations or rules in connection therewith), (b) any Claim that the Platform Technology, any Funded Development, any Background IP or any product or service of the Company, Exscientia or one of their respective Affiliates infringes, misappropriates or otherwise violates an Intellectual Property Right or other right of a third-party (provided that the foregoing shall not apply to: (i) modifications of any of the foregoing made by a person or entity other than the Company, Exscientia or their respective Affiliates after an Exercise Event if the infringement, misappropriation or violation would not have arisen but for such modification; or (ii) by the combination, operation or use of any of the foregoing with any third party products, services, hardware, software or technology if the infringement, misappropriation or violation would not have arisen but for such combination, operation or use), or (c) the Company’s or any Company Affiliate’s fraud, gross negligence or willful misconduct. The Foundation will give Exscientia prompt written notice of any Claim subject to indemnification pursuant to this Section 13; provided, that the Foundation’s failure to promptly notify Exscientia will not affect Exscientia’s indemnification obligations except to the extent that the Foundation’s delay prejudices Exscientia’s ability to defend the Claim. Exscientia will have sole control over the defense and settlement of each and every Claim, with counsel of its own choosing which is reasonably acceptable to the Foundation; provided, that Exscientia conducts the defense actively and diligently at the sole cost and expense of Exscientia and provided further that Exscientia will not enter into any settlement that adversely affects any Indemnitee without the applicable Indemnitee’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. The Foundation will provide Exscientia, upon request, with reasonable cooperation in connection with the defense and settlement of the Claim. Subject to Exscientia’s rights above to control the defense and settlement of Claims, the Foundation and any Indemnitee may, at its own expense, employ separate counsel to monitor and participate in the defense of any Claim under this Section 13. For the avoidance of doubt, Exscientia shall have no obligation to indemnify the Foundation pursuant to this Section 13 to the extent the Claim arises out of the Foundation’s fraud, gross negligence or willful misconduct.

The parties will not be liable to each other for any indirect, incidental, consequential, or special damages (including lost revenues, lost savings, or lost profits suffered by such other party) suffered by such other party arising under or in connection with this Agreement, regardless of the form of action, whether in contract or tort, including negligence of any kind, whether active or passive, and regardless of whether the party knew of the possibility that such damages could result; provided, that to the extent an Indemnitee is entitled to be indemnified hereunder for Claims of third parties and such third party has been awarded indirect, incidental, consequential, reliance, or special damages (including lost revenues, lost savings, or lost profits), Exscientia’s indemnification obligations to the Indemnitee will extend to and include such third party’s indirect, incidental, consequential, reliance, or special damages (including lost revenues, lost savings, or lost profits).  The parties further agree that under no circumstances will any party be liable to the other party (or to any Indemnitee) more than once for the same losses arising under or in connection with this Agreement.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

14.            Insurance.

Exscientia agrees to maintain insurance coverage sufficient to cover the activities, risks, and potential omissions in respect of the work contemplated by or in connection with this Agreement in accordance with generally-accepted industry standards and as required by law. Exscientia will ensure all subcontractors maintain insurance coverage consistent with this paragraph.

15.            Compliance with Laws and Requirements; Responsibility.

Exscientia will comply with (and cause its Affiliates to comply with) all applicable laws, regulations, and rules and will use commercially reasonable efforts to not infringe, misappropriate, or violate the Intellectual Property Rights, privacy or publicity or other rights of any third party. Exscientia will conduct, control, manage, and monitor all work performed in connection with or as contemplated by this Agreement using the Foundation Investment in compliance with all applicable ethical, legal, regulatory, and safety requirements and obtain and maintain all necessary approvals, consents, and reviews for such activities. If any work conducted by Exscientia in connection with or as contemplated by this Agreement involves:

(a)            any protected information (including personally identifiable, protected health, or third party confidential information), neither the Company nor Exscientia will disclose this information to the Foundation without obtaining the Foundation’s prior written approval and all necessary consents to disclose such information;

(b)            children, students, or vulnerable subjects, Exscientia will obtain any necessary consents and approvals unique to these subjects; or

(c)            any trial involving human subjects, Exscientia will adhere to current Good Clinical Practice as defined by the International Council on Harmonisation (ICH) E-6 Standards (or local regulations if more stringent) and will obtain applicable trial insurance.

The Company and Exscientia will be solely responsible and liable for all activities related to the conduct of the Antiviral Program and development of the Antiviral Products. Any activities by the Foundation or the Joint Steering Committee in reviewing documents and providing input or funding do not modify the Company’s and Exscientia’s responsibility, including responsibility for determining and complying with the provisions of this Section 15.

16.            Company Assurance of Performance.

The Company shall cause Exscientia to comply in all respects with each of its representations, warranties, covenants, obligations, agreements and undertakings pursuant to or otherwise in connection with this Agreement and the transactions contemplated by this Agreement.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

17.            Specific Performance.

The Company and Exscientia acknowledge and agree that the Foundation would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, the Company and Exscientia agree that, without posting bond or other undertaking, the Foundation will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the Company or Exscientia and the matter in addition to any other remedy to which it may be entitled, at law or in equity. The Company and Exscientia further agree that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate.

18.            Authority; Governing Law.

Each of the signatories below covenants, represents and warrants that he, she or it had all authority necessary to execute this Agreement and that, on execution, this Agreement will be fully binding and enforceable in accordance with its terms, and that no other consents or approvals of any other person or third parties are required or necessary for this Agreement to be so binding. This Agreement will be governed by the laws of the state of New York, United States, excluding its conflicts of laws provisions.

19.            Dispute Resolution

The parties will resolve any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (“Dispute”) in accordance with this Section 19.

(a)            Designated Representatives; Escalation to CEOs. If a Dispute arises, the parties will each appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such Dispute. The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding. If such representatives are unable to resolve the Dispute within [****] after the Dispute is submitted to them, the Dispute shall be immediately referred by written notice to the Chief Executive Officer of the Company and the President of Global Health (or any equivalent successor position) or the Chief Executive Officer of the Foundation. No settlement reached under this Section 19(a) shall be binding on the parties unless reduced to a writing signed by the parties. The existence and substance of the negotiations pursuant to this Section 19(a) shall be considered confidential under this Agreement, shall be treated as compromise and settlement negotiations for purposes of Federal Rule of Evidence 408 and any comparable provision, and shall not be used by any party in any court, agency or tribunal in any country for any reason. If such officers are unable to resolve such Dispute within [****] after the Dispute is submitted to them, then the Dispute shall be submitted to arbitration in accordance with this Section 19.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b)            Arbitration.

(i)            Any Dispute that has not been resolved pursuant to Section 19(a) shall be referred to the London Court of International Arbitration for determination by arbitration in accordance with the LCIA Arbitration Rules in effect at the time of submitting the request for arbitration. It is the intent of the parties that, barring extraordinary circumstances, the arbitration proceedings shall be concluded within [****] from the date the arbitrator is confirmed. The parties may agree to extend this time limit or the arbitrator may do so in its discretion for a period of up to an additional [****], if it determines that the interest of justice so requires. The arbitrator shall use its best efforts to issue the final award or awards within such time period. Failure to adhere to this time limit shall not be a basis for challenging the award.

(ii)            The governing law and seat of this arbitration agreement will be New York, United States. The physical location of the arbitration will be in London, England. The arbitration shall be conducted by a single, neutral arbitrator who shall be experienced in the field of the Dispute and shall have no ongoing business relationship with any party. Such arbitrator shall be selected by mutual agreement of the parties and the parties will be entitled to select arbitrators that are not on the LCIA-established panel of arbitrators. If the parties are unable to reach an agreement on the choice of arbitrator, then the arbitrator will be selected by the London Court of International Arbitration. The arbitrator may grant legal, equitable and monetary relief and shall award to the prevailing party such party’s costs and expenses incurred in connection with the arbitration and the collection of judgment, including reasonable attorneys’ fees. In no case, however, shall indirect, incidental, consequential, or special damages (including lost revenues, lost savings, or lost profits) be awarded by the arbitrator, except as permitted by Section 13. Judgment upon the award rendered by the arbitrator shall be binding, final and non-appealable (absent manifest error) and may be entered and enforced in any court having jurisdiction thereof. The language used in the arbitration proceedings shall be English.

(iii)            No information concerning a Dispute and any related arbitration, beyond the names of the parties and the relief requested, may be unilaterally disclosed to a third party by any party unless required by law. Any documentary or other evidence given by a party or witness in the arbitration shall be treated as confidential by any party whose access to such evidence arises exclusively as a result of its participation in the arbitration and shall not be disclosed to any third party (other than a witness or expert), except as may be required by law.

(c)            Obligation to Continue Performance Pending Resolution of a Dispute. The parties agree to continue performing their obligations under this Agreement pending the resolution of any Dispute that is being resolved hereunder unless and until such obligations are terminated or expire in accordance with the provisions of this Agreement.

(d)            Judicial Procedure. Notwithstanding the foregoing, and without waiting for the expiration of the time periods set forth above, each party shall have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect its rights or property. Furthermore, nothing herein shall prevent the parties from resorting to a court of competent jurisdiction in those instances where preliminary injunctive relief would be appropriate, pending final resolution of the Dispute through arbitration. Nothing in this Section 19 shall be construed to prevent a party from instituting formal proceedings at any time to avoid the expiration of any statute of limitations period or to preserve a superior position with respect to other creditors. For the avoidance of doubt, to the extent this Agreement permits the parties to apply for relief to or institute a proceeding in a court of competent jurisdiction, nothing in this Agreement or any other Investment Document will constitute a waiver of the right to a jury trial in such proceeding.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

20.            Termination

This Agreement will terminate and cease to have any effect if the Foundation Investment under the Investment Agreement has not closed by December 31, 2021 (or such later date as may be agreed in writing between the Company and the Foundation) unless the Company, Exscientia and the Foundation agree otherwise in writing. Any termination of this Agreement in accordance with this Section 20 shall be without prejudice to any accrued rights or obligations of any party to this Agreement.

21.            Entire Agreement; Modification.

The terms and conditions set forth in this Agreement are in addition to the provisions stated in the other Investment Documents and the terms and conditions of this Agreement will prevail over any inconsistent provision in any other Investment Document and supersede any prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof. No change, modification or waiver of any term or condition of this Agreement will be valid unless it is in writing, it is signed by the party to be bound, and it expressly refers to this Agreement. For the avoidance of doubt, nothing in this Agreement will limit or restrict the Foundation’s rights or Exscientia’s obligations pursuant to any grant agreements between Exscientia and the Foundation (including Investment ID INV-031996 and Investment ID INV-004656).

22.            Severability.

The invalidity or unenforceability of any provision of this Agreement will in no way affect the validity or enforceability of any other provision.

23.            Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will be deemed to be and constitute one and the same instrument.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

24.            Construction.

Section headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and will not affect the construction of this Agreement. The words “include,” “includes” and “including” will be considered to be followed by the words “without limitation”.

[Signature Page Follows]

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

The parties have caused this Agreement to be executed as of the date first set forth above.

Exscientia Limited	Exscientia AI Limited

By:	By:

Name:	Name:

Title:	Title:

Bill & Melinda Gates Foundation

By:

Name:

Title:

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Appendix A: Developing Countries

Appendix B: Existing Agreements

Appendix C: Target Diseases and Conditions

Appendix D: Scope of Work; Initial Antiviral Projects

Appendix E: Officer’s Certificate

Appendix F: Officer’s Certificate

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.